 NEWSRELEASE

Norfolk Southern Corporation, Three Commercial Place, Norfolk, VA  23510-2191

                                                                              FOR IMMEDIATE RELEASE

                                                              October 26, 2011

Norfolk Southern reports third-quarter 2011 results

For 2011 vs. 2010, Norfolk Southern achieved the following records:

  Income from railway operations improved 26 percent to $938 million.

  Net income increased 24 percent to $554 million.

  Diluted earnings per share rose 34 percent to $1.59.

  The railway operating ratio improved by 2.1 percentage points to
   67.5 percent.

NORFOLK, VA. -- Norfolk Southern Corporation today reported record third-quarter net income of $554 million, 24 percent higher compared with $445 million for the same period of 2010. Diluted earnings per share were a record $1.59, up 34 percent, compared with $1.19 per share in the third quarter of 2010.

"Norfolk Southern produced another outstanding quarter, setting all-time records for income from operations and earnings per share, while also establishing third-quarter records for net income and operating ratio," said Norfolk Southern CEO Wick Moorman. "We continue to see modest improvement in most of our business groups, and we remain focused on the long-term enhancement of our franchise."

Railway operating revenues of $2.9 billion rose 18 percent compared with the same period of 2010, primarily as the result of a 14 percent increase in revenue per unit.

General merchandise revenues were $1.4 billion, 12 percent higher compared with third-quarter 2010 results. Coal revenues increased 27 percent, to $899 million, compared with the same period last year. Intermodal revenues were $551 million, 19 percent higher compared with the third quarter of 2010.

Railway operating expenses for the quarter were $2.0 billion, 14 percent higher compared with the same period of 2010, primarily due to increased fuel expenses, which rose by $126 million, and compensation and benefits costs.

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Operating Subsidiary: Norfolk Southern Railway Company                                                                                      World Wide Web Site: www.nscorp.com

                                  Norfolk Southern Corporation, Three Commercial Place, Norfolk, VA  23510-2191

Income from railway operations climbed 26 percent to an all-time record $938 million compared with the same period last year.

The railway operating ratio improved by 2.1 percentage points to a third-quarter record 67.5 percent compared with 69.6 percent during third-quarter 2010.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)

Operating Subsidiary: Norfolk Southern Railway Company                                                                                      World Wide Web Site:  www.nscorp.com